Exhibit 14.2
CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS
Preface
All directors, officers and employees, including Senior Financial Officers, are required to adhere to Triple-S Management Corporation and its subsidiaries (“hereinafter collectively referred to as the “Corporation”) Code of Business Conduct and Ethics; however, the professional and ethical conduct of the Senior Financial Officers is essential to the proper functioning and success of the Corporation. Consequently, Senior Financial Officer of the Corporation shall also be required to adhere to the provisions of this Code of Ethics for Senior Financial Officers (“this Code”).
Purpose
The purpose of this Code is:
•	To promote the honest and ethical conduct of our Senior Financial Officers (described below), including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	To promote full, fair, accurate, timely and understandable disclosure in periodic reports and documents filed or submitted by the Corporation to the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation;

•	To promote compliance with all applicable laws, rules and regulations that apply to the Corporation and its officers;

•	To encourage the prompt internal reporting of violations of this Code; and

•	To provide accountability for adherence to this Code.
Senior Financial Officers
For purposes of this Code, the term “Senior Financial Officers” shall mean: The Corporation’s Chief Executive Officer and Chief Financial Officer and the presidents and vice presidents of Finance of all subsidiaries of the Corporation.
Honest and Ethical Conduct
Senior Financial Officers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:
•	Encourage professional integrity in all aspects of the financial departments, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial departments or the Corporation itself.

•	Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the Corporation and what could result in material personal gain for a member of the financial departments, including Senior Financial Officers, or any other party.

•	Provide a mechanism for members of the finance departments to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

•	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the finance departments.

Code of Ethics for Senior Financial Officer
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If you have any doubt as to whether or not conduct would be considered a conflict of interest, consult with the Legal Affairs Office.
Financial Records and Periodic Reports
Full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the SEC and in any other public communications is required by SEC rules and is essential to our continued success. The highest standard of care should be exercised in preparing such materials. We have established the following guidelines to ensure the quality of our periodic reports.
•	The Corporation’s accounting records, as well as reports produced from those records, must be kept and presented in accordance with Generally Accepted Accounting Principles and any other principles as required, from time to time, by law or regulatory agencies.

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate.

•	All records must fairly and accurately reflect the Corporation’s assets, liabilities, revenues and expenses.

•	The Corporation’s accounting records must not contain any false or intentionally misleading entries.

•	No transaction may be intentionally misclassified as to accounts, departments or accounting periods or in any other manner.

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period.

•	No information may be concealed from the internal auditors or the independent external auditors.
Compliance with the Corporation’s system of internal accounting controls and financial policies is required.
Compliance with Applicable Laws, Rules and Regulations
Senior Financial Officers will establish and maintain mechanisms to:
•	Educate members of the finance departments about any federal, state, or local statute, regulation, or administrative procedure that affects the operation of the finance departments and the Corporation.

•	Monitor the compliance of the finance departments with any applicable federal, state, or local statute, regulation, or administrative rule.

•	Identify, report, and correct in a swift and certain manner, any detected deviations from applicable federal, state, or local statute or regulation.

Code of Ethics for Senior Financial Officer
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Reporting of Violations
Senior Financial Officers are expected to comply with both the letter and spirit of all applicable governmental rules and regulations and this Code, and to report any suspected violations of applicable governmental rules and regulations of this Code to the Legal Affairs Office or the Audit Committee of the Board of Directors of the Corporation. No one will be subject to retaliation because of a good faith report of a suspected violation.
Waivers
Waivers of this Code may be made only by the Board of Directors of the Corporation or its delegate and will be disclosed in accordance with the Corporation Policies and SEC requirements.
Accountability
Compliance with this Code is a condition of employment and any violations of the Code may result in disciplinary action, up to and including termination of employment. All Senior Financial Officers of the Corporations are required to act in conformance with this Code at all times and to encourage all of their respective subordinates to act in conformance with this Code and the Corporation’s Code of Business Conduct and Ethics. Each Senior Financial Officer is responsible for maintaining and working knowledge and understanding of this Code and will be required to certify on an annual basis that he or she has read, understands and agrees to comply with the most recent version of this Code.
No Rights Created
This Code is a statement of certain fundamental principles, policies and procedures that govern the Corporation’s Senior Financial Officers in the conduct of the Corporation’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.
Revisions and Supplements
This Code may be revised or supplemented from time to time to reflect changing laws and ethical standards. This Code was approved by the Board of Directors of the Corporation on October 16, 2007.